Exhibit 99.1

FOR IMMEDIATE RELEASE                                        Contact:                  Rob Kukla, Jr.
January 3, 2011                                                                                                   Director, Investor Relations
713-753-5082
investors@kbr.com

Gabriela Segura
Manager, Media Relations
713-753-8694
gabriela.segura@kbr.com

KBR Completes Acquisition of Affiliate Interests in
M.W. Kellogg Limited (MWKL) from JGC Corporation

HOUSTON – KBR (NYSE: KBR) today announced that it has completed the acquisition of the 44.94 percent share interest in M.W. Kellogg Limited (MWKL) previously held by JGC Corporation (TSE:1963).  With the completion of the transaction, MWKL, which was previously an affiliate of both companies since 1992, is again a wholly-owned KBR subsidiary. The Agreement to enter into the transaction was previously announced on December 20, 2010. The purchase price was £106.6 million (approximately US$165 million), subject to certain post-closing adjustments.

MWKL, which has operated for over 60 years in the UK, will continue its operations in Greenford, UK. The organization will complement KBR’s existing Leatherhead operations, which jointly will serve as the company’s London Center of Operations, creating one of the largest engineering and construction organizations in the UK.

“We are pleased today to fully integrate MWKL back into the KBR family. The organization has played a key role in defining KBR’s rich legacy in the LNG and other hydrocarbons markets,” said William P. Utt, KBR Chairman, President and CEO. “The opportunity to consolidate our ownership of MWKL fits KBR’s long-term strategy to enhance the range, flexibility and efficiency of KBR’s LNG and hydrocarbons offerings to our customers.”

KBR is a global engineering, construction and services company supporting the energy, hydrocarbon, government services, minerals, civil infrastructure, power and industrial markets. For more information, visit www.kbr.com.